EXHIBIT 99.1

Heat Biologics Announces Financial Results for the First Quarter Ended March 31, 2015

DURHAM, N.C., May 14, 2015 – Heat Biologics, Inc.  (“Heat” or the “Company”) (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of cancer immunotherapies, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights & Recent Developments

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Presented positive immunological data on HS-410 (vesigenurtacel-L) in non-muscle-invasive bladder cancer (NMIBC)

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At the 7th Annual Phacilitate Immunotherapy Forum, data were presented showing a strong immune response, that correlated with a clinical response, in a HS-410 treated patient, supporting the mechanism of action of ImPACT™ therapy

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At the American Association for Cancer Research (AACR) annual meeting, provided an update on immune responder and non-responder phenotypes from the phase I clinical trial of HS-410 in NMIBC.

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Received US FDA “Fast-Track” designation for HS-410 in combination with BCG for the treatment of non-muscle invasive bladder cancer

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Presented preclinical data on a novel approach to combination immunotherapy at the Keystone Symposia on Tumor Immunology

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Data presented demonstrate strategy for vaccine and co-stimulation in a single-cell based product

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Announced collaboration with OncoSec Medical to evaluate combination immunotherapy platforms

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Announced initiation of a new Phase 1b trial of Viagenpumatucel-L (HS-110) in non-small cell lung cancer (NSCLC)

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Trial will explore combination of HS-110 with various immune checkpoint agents

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Raised net proceeds of approximately $11.1 million in an underwritten public offering

“We are pleased to report continued positive momentum with our lead clinical programs in NMIBC and NSCLC,” said Jeff Wolf, Heat’s CEO.  “We look forward to achieving several additional clinical milestones this year, including interim immune response data from the ongoing Phase 2 trial in NSCLC and completion of enrollment in the Phase 2 trial in NMIBC. The successful public financing we completed in March of this year puts us in a stronger financial position to execute on our development activities.”

Quarter Ended March 31, 2015 vs. Quarter Ended March 31, 2014

Research and development expenses for the first quarter of 2015 decreased 6% compared to the first quarter of 2014.  Clinical and regulatory expenses were $2.2 million compared to $0.8 million for the first quarter of 2014. The increase was attributable to increases in clinical trial execution costs, increased investigator payments, and other costs related to the manufacturing of vaccines for clinical trials.

General and administrative expenses for the quarter were $1.3 million compared to $1.0 million for the first quarter of 2014. The increase from the first quarter of 2014 was attributable to increases related to professional services, personnel costs as well as an increase in non-cash stock compensation.

Net loss attributable to common stockholders was $3.9 million, or ($0.57) per basic and diluted share for the first quarter of 2015.  This compares to a net loss of $2.3 million, or ($0.36) per basic and diluted share for the first quarter of 2014.

As of March 31, 2015, the Company had approximately $21.1 million in cash, cash equivalents, and short-term investments. This balance includes the $11.1 million net proceeds from the March 2015 offering and subsequent over-allotment option.

About Heat Biologics, Inc.

Heat Biologics, Inc. (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel, "off-the-shelf" ImPACT™ therapeutic vaccines to combat a wide range of cancers. Our ImPACT™ Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells. Heat is conducting a Phase 2 trial of its viagenpumatucel-L (HS-110) in patients with non-small cell lung cancer as well as a Phase 2 trial with its vesigenurtacel-L (HS-410) in patients with non-muscle invasive bladder cancer.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the continued positive momentum with the lead clinical trials, the achievement of clinical milestone, Heat's potential for impact of Heat's ImPACT™ Therapy. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT™ Therapy to perform as designed, the ability to timely enroll patients and complete the clinical trial on time, the other factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Investor Relations & Media Inquiries

Jeff Wolf

Michael Wood

Chief Executive Officer

LifeSci Advisors, LLC

919-240-7133

646-597-6983

investorrelations@heatbio.com

mwood@LifeSciAdvisors.com

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2015	December 31, 2014
Assets

Current Assets
Cash and cash equivalents	$10,270,810	$3,714,304
Investments, held to maturity (net)	10,781,058	10,698,982
Prepaid expenses and other current assets	1,099,666	863,227
Total Current Assets	22,151,534	15,276,513

Property and Equipment, net	428,202	445,534

Other Assets
Restricted cash	101,136	101,129
Deposits	69,798	19,798
Related party receivable	58,017	48,642
Deferred financing costs, net	22,589	24,554
Total Other Assets	251,540	194,123

Total Assets	$22,831,276	$15,916,170

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$819,934	$1,367,426
Accrued expenses and other payables	724,510	805,968
Current portion of long term debt	703,341	397,465
Total Current Liabilities	2,247,785	2,570,859

Long Term Liabilities
Long term debt, net of discount and current portion	2,031,321	2,314,124
Total Liabilities	4,279,106	4,884,983
Commitments and Contingencies
Stockholders' Equity
Common stock, $.0002 par value; 50,000,000 shares authorized, 8,394,456 and 6,492,622 shares issued and outstanding at March 31, 2015 (unaudited) and December 31, 2014, respectively	1,361	982
Accumulated other comprehensive loss	(20,865)	—
Additional paid in capital	47,463,159	35,894,823
Accumulated deficit	(28,044,645)	(24,135,447)
Total Stockholders' Equity– Less Non-Controlling Interest	19,399,010	11,760,358
Non-Controlling Interest	(846,840)	(729,171)
Total Stockholders' Equity	18,552,170	11,031,187

Total Liabilities and Stockholders' Equity	$22,831,276	$15,916,170

HEAT BIOLOGICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended, March 31,
	2015	2014

Operating expenses:
Research and development	$503,551	$533,628
Clinical and regulatory	2,169,473	846,384
General and administrative	1,309,156	1,014,870
Total operating expenses	3,982,180	2,394,882

Loss from operations	(3,982,180)	(2,394,882)

Interest income	9,126	10,975
Other expense	(3,420)	(39,059)
Interest expense	(50,393)	—
Total non-operating expenses	(44,687)	(28,084)

Net loss	(4,026,867)	(2,422,966)
Net loss – non-controlling interest	(117,669)	(92,369)
Net loss attributable to Heat Biologics, Inc.	$(3,909,198)	$(2,330,597)

Net loss per share attributable to Heat Biologics, Inc.—basic and diluted	$(0.57)	$(0.36)

Weighted-average number of common shares used in net loss per share attributable to common stockholders—basic and diluted	6,814,863	6,412,504

Other comprehensive loss:
Net loss	(4,026,867)	(2,422,966)
Unrealized loss on foreign currency translation	(20,865)	—
Total other comprehensive loss	(4,047,732)	(2,422,966)
Comprehensive loss attributable to non-controlling interest	(117,669)	(92,369)
Comprehensive loss	$(3,930,063)	$(2,330,597)